Exhibit 23.3
W.D.Von Gonten&Co.
Petroleum Engineering
808 Travis, Suite 812
Houston, TX 77002
713.224.6333
713.224.6330 Fax
www.wdvgco.com
July 25, 2007
Consent of W.D. Von Gonten & Company
     We consent to the references to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-140599), and related Prospectus of Quicksilver Gas Services LP and the use in such Registration Statement of our analysis of certain Quicksilver Resources Inc. Texas oil and gas interests and oil and gas industry data relating to the Fort Worth Basin and the greater United States from January 30, 2007 through February 9, 2007.
W.D. Von Gonten & Company

William D. Von Gonten, Jr., P.E.
President